EXHIBIT 21.1


         Listed below are the subsidiaries of the Registrant, along with the total number of active subsidiaries directly or indirectly owned by each as of April 12, 2005. Ownership is 100% unless indicated otherwise.

                                                      U.S.          Non-U.S.

Caspian Services Group Limited, Kazakhstan                             1
  CJSC Bauta, Kazakhstan*

TatArka, LLP, Kazakhstan

         The Company also owns a 50% equity interest in Kazmorgeophyisica CJSC. Caspian Services owns a 50% equity interest in Bautino Development Company LLP, Kazakhstan

--------
* 56% owned subsidiary of Caspian.